Exhibit 10.1

THIS FORM OF PURCHASE AND SALE CONTRACT (the “Contract”) is made and entered into this 5th day of June, 2020 (“the Effective Date”), by and between IMAC Holdings, Inc., successor by merger to IMAC Holdings, LLC, a Delaware corporation (“Seller”), and _________________ or its assigns, a Kentucky limited liability company (“Buyer”).

WITNESSETH

WHEREAS Seller desires to sell the hereinafter described Property and Buyer desires to purchase the same on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the Seller and Buyer covenant and agree as follows:

1.       The Property. Seller agrees to sell and Buyer agrees to purchase the real property located at 2537 Larkin Road, Lexington, Kentucky, containing an approximately 9,680 usable square foot commercial building (the “Building”), and approximately 0.984 acres of land, together with any and all improvements now existing or hereafter located thereon along with all appurtenances, easements and privileges belonging thereto (the “Property”).

2.       Purchase Price. The total Purchase Price for the Property shall be One Million Three Hundred Thousand and 00/100 Dollars ($1,300,000.00). The Purchase Price is to be paid in immediately available funds, by wire transfer, at the closing as designated by Seller. Seller has no obligation to Close until Buyer tenders the Purchase Price at the Closing, as contemplated by this Contract.

3.       Earnest Money Deposit. As evidence of good faith to bind this Agreement, the sum of Five Thousand Dollars ($5,000.00) will be deposited within three (3) business days of the Effective Date hereof as “Earnest Money”, to be held by _________________ (the “Escrow Agent”) and credited to Buyer at settlement. The Earnest Money shall only be removed from Escrow Agent’s escrow account upon performance (closing), written agreement of the parties, a court order, as provided by law, or as set forth herein. If Buyer defaults, Seller shall accept Earnest Money as liquidated damages, with both parties signing a release to this effect. If Seller defaults, the Earnest Money shall be refunded to Buyer, without prejudice to any legal remedy available, including the right to specific performance.

4.       Closing.

A.       The closing shall be held on a date (the “Closing Date”), and at a place in Lexington, Kentucky, to be selected by Buyer and acceptable to Seller which shall be not later than fifteen (15) days following the end of the Due Diligence Period (as hereinafter defined), provided the closing attorney, title company, and Buyer’s lender can close by then and secure all closing matters including clear title to the Property and mortgage documents.

B.       On the Closing Date, Seller shall convey to Buyer a marketable fee simple title to the Property by recordable Deed of General Warranty (the “Deed”), free and clear of all liens and encumbrances, except (i) governmental laws and regulations affecting the Property, (ii) real property ad valorem taxes due and payable in the year of Closing, (iii) easements, restrictions and stipulations then of record as to the use and improvement of the Property acceptable to the Buyer, (iv) the right of Seller under the written lease (“Lease”) to be entered into between the parties, and (v) those matters shown by an ALTA survey. The Lease will contain the following material terms: the Lease shall be triple net with Seller paying all building and property taxes, insurance, maintenance, upkeep, and all utilities; the annual rent shall be One Hundred Thirty Thousand Dollars ($130,000.00) per year with a five (5) year Base Term and one five-year option with the rent to increase by fifteen percent (15%) during the option term; Seller to pay a security deposit equal to one (1) month rent plus six (6) months of Base Rent plus prorated Base Rent for the month of the Closing if the Closing is not on first day of the month, all to be prepaid at Closing; and the Lease will be contingent upon on the closing of the sale of the Property to Buyer. Buyer has drafted the Lease and tendered it to Seller. This Contract is contingent upon the parties hereto agreeing on the terms and executing the Lease within five (5) days of the Effective Date. If the parties cannot agree on the terms of the Lease and execute it within five (5) days of the Effective Date, then either party shall have the right to terminate this Contract. In the event of such termination, Buyer will receive a refund of the Earnest Money and neither party hereto shall have any further obligation or liability to the other hereunder, other than those obligations, if any, which are expressly stated to survive this Contract and/or the Closing.

C.       On the Closing Date, Seller shall deliver to Buyer an affidavit of title sufficient for Buyer’s title insurance company to insure against any and all mechanics’ and/or materialmen’s liens and to insure against the rights of all parties, other than Buyer, Seller, to possession of all or any part of the Property, and any other parties having rights in the Property pursuant to the exceptions contemplated by Section 3.B of this Contract above.

D.       On the Closing Date, Seller shall deliver to Buyer a non-foreign status certification as required by Section 1445 of the Internal Revenue Code of 1986, as amended.

E.       On the Closing Date, Seller shall deliver to Buyer evidence acceptable to Buyer that the sale of the Property to Buyer at the Purchase Price, and the execution of all of the closing documents contemplated by this Contract, has been authorized by Seller’s Board of Directors.

F.       On the Closing Date, Seller shall assign to Buyer, in a form acceptable to both parties, all of its right, title and interest in and to the permits relating to the Property, pursuant to an assignment of permits, licenses and certificates of occupancy.

G.       On the Closing Date, Seller shall assign to Buyer, in a form acceptable to both parties, all of its right, title and interest in and to all guaranties and warranties relating to the Property.

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H.       On the Closing Date, Seller shall deliver the following items relating to the Property to Buyer to the extent that such items are in the possession or control of Seller: (i) all present original fully executed Contracts (the term “Contracts” shall mean any and all contracts, agreements and other documents concerning the maintenance, use or operation of the Property that Buyer, at its sole discretion, desires Seller to assign to Buyer, including, contracts for extermination, janitorial, maintenance, elevators, fire alarm service, landscaping, lawn care, and garbage removal); (ii) all keys; (iii) all roof, HVAC, fire alarm, and other equipment warranties (the “Warranties”); (iv) all plans, specifications, site plans, surveys, inspection reports, or other drawings in Seller’s possession; and (v) copies of all records, books and accounts concerning maintenance, management, use, operation and construction in Seller’s possession.

5.       Closing Costs and Prorations.

A.       Buyer shall pay the recording fee for the Deed, all title examination fees, title insurance premiums necessary to provide Buyer with the proper policy of title insurance, and all fees associated with assigned Contracts and Warranties. Seller shall pay for preparation of the Deed and the transfer tax on the Deed. Buyer and Seller shall each be responsible for the payment of its own attorney’s fees and expenses.

B.       All real property ad valorem taxes and assessments against the Property that are due and payable in the year of the Closing shall not be prorated as Seller will be responsible for their payment pursuant to the terms of the Lease.

C.       Charges for utility services with respect to the Property shall not be prorated as Seller will be responsible for their payment pursuant to the terms of the Lease.

D.       All other closing costs shall be allocated between the Buyer and Seller in accordance with custom. All other items of income and expense relating to the Property are to be adjusted as of the 11:59 p.m. of the day immediately preceding the Closing Date.

6.       Possession. Exclusive possession of the Property shall be delivered to Buyer, subject to the Lease, on the Closing Date unless otherwise agreed to by the Parties in writing prior to the Closing Date.

7.       Representations and Warranties of Seller. Seller represents and warrants to Buyer that:

A.       Seller is a corporation in good standing under the laws of the State of Delaware, is duly qualified to do business in the Commonwealth of Kentucky, and has taken all company action necessary to enter into and consummate the provisions of this Contract.

B.       Seller has or will have on the Closing Date fee simple title to the Property subject only to those matters set forth in Paragraph 3.B., and Seller will have full right and power to convey the Property to Buyer.

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C.       No services, contracted for by Seller, have been performed on, nor materials furnished to, the Property that have not been fully paid, and to the best of Seller’s knowledge, there are no mechanics’ and/or materialmen’s liens pending or threatened against the Property.

D.       Seller has received no notice of any pending or threatened eminent domain or similar condemnation preceding affecting all or any part of the Property.

E.       Seller has received no notice of any actions, suits or proceedings or, to the best of the knowledge of Seller, threatened before or by any judicial body or any governmental agency or authority, against or affecting all or any part of the Property.

F.       No special assessments exist or are pending as to all or any part of the Property.

G.       Seller has received no notice from any insurer, insurance underwriter, agency or mortgagee requiring performance of any maintenance work with respect to the Property in accordance with the terms of any applicable policies or agreements, which work has not been completed and paid for.

H.        No attachment, execution proceeding, assignment for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceeding is pending, or to the best of the Seller’s knowledge threatened, against the Property, or the interest of Seller in the Property, nor are any of such proceedings contemplated by Seller.

I.       To the best of Seller’s knowledge and belief, no “hazardous substance” (as defined hereinafter), exists in, on or under the Property, except as are normally found in a professional office building, and the Property has never been used as a landfill or dumpsite. Any materials identified as a hazardous substances normally found in a medical office building and used by used by Seller in the operation of the Building are being used, stored and disposed of in conformity will all applicable laws. Seller has not stored, generated, manufactured or disposed of any hazardous substance in, on or under the Property and has not permitted the Property to be used for storage, generation, manufacturing or disposal of any hazardous substance. To the best of Seller’s knowledge and belief, Seller does not know of any prior storage, generation, manufacturing or disposal of any hazardous substance in, on or under the Property or the assertion of any environmental or other lien on the Property by any governmental agency, authority or instrumentality to secure the cost and expense of removing or neutralizing any hazardous substance stored, generated, manufactured or disposed in, on or under the Property. No underground storage tank(s) are located on the Property. “Hazardous substance” shall mean any and all hazardous substances, toxic materials, pollutants, contaminants, hazardous or toxic wastes defined in any federal, state, county or municipal law, rule, regulation or ordinance.

J.       No contracts or other agreements, either written or oral, to which Seller is or may become a party shall in any way be or become binding on Buyer, except for (i) the Contracts, agreements relating to the maintenance and operations of the Property entered into in the ordinary course of business and which are cancelable without penalty on 30 days or less notice, and (ii) any other agreements that Buyer expressly consents to in writing.

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K.       To the best of Seller’s knowledge and belief no structural defect exists with any improvement located on the Property.

L.       No outstanding option to purchase or contract of sale exists with respect to all or any part of the Property, except for this Contract.

M.       The foregoing representation and warranties of Seller shall be deemed remade by Seller as of the Closing Date with full force and effect as if made at that time.

8.       Covenants of Seller. Except as otherwise approved in writing by Buyer or as otherwise set forth in this Contract, Seller covenants and agrees with Buyer that, between the date hereof and the Closing Date or the earlier termination of this Contract in accordance with its terms (or such other time as may be provided herein):

A.        Seller shall, at its sole cost and expense, (i) continue to operate and manage the Property in the ordinary course of business, (ii) maintain and repair the Property, (iii) deliver the Property to Buyer at the Closing Date in its current condition and repair, normal wear and tear excepted, (iv) maintain all services in connection with the Property as presently maintained, (v) not cause or permit any waste or nuisance to or against the Property, (vi) take proper precautions so as to prevent freezing of any pipes for plumbing and HVAC systems, and (vii) maintain adequate insurance coverage for general public liability, fire and extended coverage, business interruption and any other type of insurance coverage normally held for this type of use of the Property.

B.       Seller shall make available, or cause to be made available, to Buyer at Seller’s office or its property manager’s office as the case may be, all material information for inspection, and Buyer shall have the full and complete opportunity to review, request copies, and inspect any and all items concerning the Property, including without limitation, books, records, contracts, permits, licenses, certificates of occupancy, guaranties, warranties, employment agreements, listing contracts, insurance policies, maintenance and service records, bills, invoices and statements, available financial statements, and property utility statements. Seller shall deliver to Buyer to the extent the same are in the current possession of Seller, within seven (7) calendar days of the Effective Date of this Contract any and all materials relating to the Property.

C.       Seller has paid, to the extent due and payable, and shall pay in full when due and payable, all bills and invoices for labor, goods, materials and services or any kind relating to the Property contracted for by Seller, other than those for which the tenants are responsible under the Leases, except to the extent being contested by Seller by a proceeding instituted in a timely manner and (except for non-lienable utility charges levied against tenants) all utility charges, relating to any period prior to the Closing Date. Seller shall fully discharge and perform (or contest and adequately provide for any obligation in dispute) all obligations and liabilities relating to time periods prior to the Closing Date as and when the same shall be due and payable.

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D.       After the date hereof and prior to the Closing Date, no part of the Property, will be alienated, liened, encumbered or otherwise transferred by Seller as otherwise required by law. If Seller determines it is necessary to alienate, lien, encumber or otherwise transfer any part of the Property by pursuant to a requirement by law, Seller shall notify Buyer and Buyer shall have the right to either (i) terminate this Contract, or (ii) proceed to close on the transaction contemplated herein.

E.       Seller shall give Buyer prompt written notice of: (i) any notice received by Seller of a proposed public assessment or proposed taking of all or any part of the Property under eminent domain; (ii) any notice received by Seller of a proposed increase in real estate tax assessments or market valuation of all or any part of the property; (iii) any notice pertaining to the Property received by Seller from any government agency, insurance company or underwriting agency pertaining to noncompliance with any law, ordinance, rule, regulation or insurance requirement; and (iv) any breach by Seller of any of its representations, warranties or covenants hereunder.

F.       Except for agreements related to the maintenance, management and operation of the Property entered into in the ordinary course of business and which are cancelable without penalty on thirty (30) days or less notice, (i) Seller shall not modify, terminate or amend any of the Contracts or other contracts, obligations or commitments with respect to the Property without the prior written consent of Buyer, which consent shall not be unreasonably withheld, and (ii) Seller shall not enter into any contract, obligation or commitment with respect to the Property which will affect the maintenance, use, management or operation of the Property after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

G.       Seller shall notify Buyer of any violations, notices of which alleged violations are received prior to the Closing Date with respect to the Property under all federal, state, county or municipal laws, ordinances, rules or regulations, or laws or requirements of building, fire, labor, health or any other governmental authorities having jurisdiction over or affecting the Property or the use or operation thereof.

9.       Conditions Precedent for Obligation to Close.

A.       The duties and obligations of Buyer under this Contract are expressly made subject to the following Conditions Precedent, which shall be at the sole cost and expense of Buyer:

(i)       Buyer’s verifying that each and every representation and warranty of Seller contained in this Contract is true and complete as of the Closing Date and that Seller has complied with or performed all of its duties and obligations required by this Contract on or before the Closing Date.

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(ii)       Buyer’s obtaining a satisfactory ALTA title commitment issued by a national title insurance company for an owner’s policy of title insurance and a loan policy of title insurance in accordance with Paragraph 3 (B), and that title insurance company being prepared on the Closing Date to issue an owner’s policy of title insurance and a loan policy of title insurance pursuant to such title commitment expressly insuring against the claims of any person(s) in possession of all or any part of the Property and the claims of any mechanic or materialman, and without the survey exception.

(iii)       Buyer’s obtaining a satisfactory engineering/environmental evaluation of the Property that is prepared by a registered engineer selected by Buyer and which states that (i) the Property is in compliance with all federal, state, and local building codes and ordinances, and (ii) the Property does not contain any environmental concerns. Seller will be notified of any deficiencies not in compliance for correction or remediation by Seller, at its expense. Seller shall submit a schedule for completion of the corrective work.

(iv)       Buyer’s obtaining and approving the survey and legal description of the Property and verifying that the Property is not in a flood hazard area.

(v)       Buyer’s verifying to its satisfaction that no easement, deed restriction, subdivision or regulation of any lawful governmental agency, authority or instrumentality having jurisdiction over the Property exists which will adversely affect or impair the intended use of the Property.

(vi)       Buyer’s verifying that the Property has the proper zoning to permit the intended use and that there are no deed restrictions, stipulations or easements that would preclude such use or which are not acceptable to Buyer.

(vii)       Buyer’s verifying the existence of water, gas, sewer, electrical and telephone services sufficient in size and adequacy to serve the Property for the intended use.

(viii)       Buyer’s verifying that no mechanic’s lien, materialman’s lien or lis pendens action affects the Property, and that all taxes, sewer, water and other utility bills are paid in full.

(ix)       Buyer’s verifying that adequate access exists to the Property from and over any and all roads, streets, lanes and highways adjacent to or adjoining the Property in a manner and at a location satisfactory to Buyer.

(x)       Buyer’s determining, to the sole and complete satisfaction of Buyer, that (a) the Property was not used for the storage, generation, manufacturing or disposal of any hazardous substance, (b) the Property was never used as a landfill or dump site, (c) no hazardous substance is located in, on or under the Property, except for those substances typically used by tenants in a medical office building used, stored, and disposed of in accordance with applicable laws, and (d) no underground storage tank is or has been located on the Property.

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(xi)       Seller’s payment of each and every assessment (general or special) existing or pending as to all or any part of the Property, which has been assessed and payable prior to the Closing Date.

(xii)       Buyer’s obtaining a satisfactory physical inspection, at the Buyer’s sole expense by an inspector or inspectors selected by Buyer, of the condition of the Property, including without limitations roofs, structural components, plumbing, heating, sprinkler, parking areas, electrical systems and equipment, landscaping and air conditioning units. If Buyer is not satisfied with the condition of the Property, then Buyer may, within thirty (30) days after the full execution of this Contract, (i) notify Seller of any deficiency or failure and Seller may, at its option, elect to correct such deficiency or failure within thirty (30) days after Seller receives said notice from Buyer, in which event the Closing Date shall be postponed, if necessary, until the expiration of said thirty (30) day period or Seller may terminate the Contract, however this shall not terminate Buyer’s right to waive such condition, release Seller with respect thereto and to proceed to Closing without Seller’s remedy of any deficiency or failure, or (ii) close on the transaction contemplated herein, in which event Buyer shall be deemed to have waived any claim it may have that this Paragraph has not been satisfied.

(xiii) Buyer receiving Seller’s approval of all documents required pursuant to this Contract and the transaction contemplated hereby, all as set forth herein. Seller and Buyer successfully negotiating the form of the assignment documents to be executed at Closing as specified in Section 4.F, and 4.G (the “Assignment Documents”).

(xiv) Buyer’s verifying that none of the following exists on or before the Closing Date: (a) damage, destruction or loss, whether or not covered by insurance which would in the reasonable judgment of Buyer materially impair the ability of Buyer to manage, use, maintain, lease or operate the Property; or (b) any matter which would make the representations, warranties or covenants of Seller materially untrue or incorrect.

(xv)       Buyer verifying that there are no existing material violations, notices of which alleged violations are received prior to the Closing Date with respect to the Property under all federal, state, county or municipal laws, ordinances, rules or regulations, or laws or requirements of departments of housing, building, fire, labor, health or any other governmental authorities having jurisdiction over or affecting the Property or the use or operation thereof. Buyer shall notify Seller of any violation discovered prior to the Closing Date. If Seller refuses or elects not to promptly correct or cause correction of or in good faith contest any violation, including payment of fines and penalties in connection therewith prior to the Closing Date, Buyer shall have the option to either (i) terminate this agreement with notice to Seller, or (ii) waive such condition, release Seller with respect thereto and proceed with the Closing as contemplated herein.

(xvi)        Buyer obtaining financing for the purchase of the Property on terms acceptable to Buyer as determined in Buyer’s sole discretion.

(xvii)       Buyer reviewing and approving financial statements and the business plan of Seller in connection with the Lease, all as determined in Buyer’s sole discretion.

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(xviii)       Seller sealing and striping the parking lot at the Property and completing such work Prior to October 31, 2020.

(B)       If the conditions precedent in Paragraph 8.A are not either met to the sole satisfaction of Buyer or expressly waived in writing by Buyer within forty-five (45) days of the Effective Date (“the Due Diligence Period”), Buyer may terminate this Contract. In the event of such termination, Buyer will receive a refund of the Earnest Money and neither party hereto shall have any further obligation or liability to the other hereunder, other than those obligations, if any, which are expressly stated to survive this Contract and/or the Closing. If Buyer fails to notify Seller within said Due Diligence Period, then all such conditions shall be deemed satisfied.

(C)       Buyer and Seller mutually represent and warrant to the other that they shall use their best efforts and reasonable diligence to satisfy all of the foregoing conditions precedent within the time periods specified.

10.       Survey.

(a)       Buyer may, at the sole cost and expense of Buyer, obtain an accurate ALTA survey of the Property prepared by a registered land surveyor licensed by the Commonwealth of Kentucky (i) showing the boundaries of the Property and the locations of all easements, rights-of-way, curb cuts, structures and other improvements, encroachments, overlaps, bodies of water, officially designated flood hazard areas, nearest public street or highway, public utilities, and building set-back lines on, under or affecting the Property, if any, (ii) showing the adjoining property owners, (iii) containing a complete legal description of the Property, (iv) certifying the exact acreage of the Property, exclusive of any portion used or dedicated for public rights-of-way, and (v) stating whether all or any part of the Property lies within a flood hazard area. In all other respects, the survey shall meet the requirements of any governmental agency having jurisdiction over the Property and any requirements of the title insurance company of Buyer and Buyer’s lender necessary to comply with any and all applicable regulations. Seller shall furnish to Buyer, free of any charges except costs of reproduction, copies of any surveys and topographic maps that Seller has or may obtain of the Property.

(b)       If the survey (i) shows any encroachment or overlap affecting the Property, (ii) does not show the Property to be contiguous along all boundaries which are common to the Property, (iii) shows any easement which would affect the intended use and development of the Property by Buyer, or (iv) shows a variance in acreage of five percent or more from that stated in Paragraph 1, then Buyer may terminate this Contract, and thereafter neither party will have any further obligations hereunder except for the indemnification set forth herein.

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11.       Entry Upon The Property. During the term of this Contract and prior to the Closing Date, Buyer shall have the right to enter upon the Property personally or through agents, employees and contractors for the purpose of making boundary line and/or topographical surveys of same, conducting engineering studies, inspecting physical condition of any improvements, inspecting, conducting soil and/or environmental tests thereon, taking photographs and in general performing such other acts with respect to the Property and its environs as are deemed necessary or appropriate by Buyer in its reasonable discretion. Buyer shall bear the costs of such acts and shall indemnify and hold harmless Seller against any and all losses, claims, liabilities or expenses (including, but not limited to reasonable attorney’s fees) resulting from damages caused by Buyer, its agents, employees or contractors who enter the Property prior to the Closing Date. Buyer shall provide Seller, at no cost to Seller, with a copy of all information obtained as a result of such acts. If Buyer fails to close on this Contract, Buyer shall repair any damage caused by Buyer or its agents, employees or contractors resulting from the entry permitted by this Paragraph 11 and restore the Property, to the extent reasonably possible, to the condition existing on the date of the Contract. All inspections, investigations, surveys and studies performed by Buyer hereunder shall be coordinated with Seller and shall be undertaken in such a manner as to minimally interfere with or disturb tenants. Tenants shall not be contacted directly by Buyer or its agents.

12.       Risk of Loss. All risk of loss with respect to the Property shall remain with the Seller until the Closing Date after which all risk of loss shall be with the Buyer.

13.       Casualty and Condemnation. If at any time prior to the Closing Date, all or any part of the Property is damaged by fire or other casualty, taken or appropriated by virtue of eminent domain or similar proceedings, or is condemned for any public or quasi-public use, then Buyer may terminate this Contract by providing written notice to Seller within ten (10) days following the fire or other casualty, or twenty (20) days from notice of an eminent domain or condemnation action. If Buyer terminates this Contract, then Seller shall be entitled to receive all insurance proceeds or condemnation proceeds paid for that portion of the Property damaged or taken. If Buyer elects to maintain this Contract in full force and effect, then (i) Buyer shall be entitled to receive all insurance proceeds or condemnation proceeds paid for that portion of the Property damaged or taken and not expended for repairs, or (ii) if the insurance proceeds or condemnation proceeds have been paid to Seller, then Buyer shall receive a credit against the Purchase Price equal to the amount of insurance proceeds or condemnation proceeds paid to Seller and not expended for repairs.

14.        Indemnification. Provided that the transaction contemplated herein is closed, Seller shall indemnify and hold harmless Buyer against and in respect to any and all claims, losses, obligations, liabilities, damages, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) from any third party arising out of, in connection with or based upon the ownership, operation or use of the Property prior to the Closing Date. Buyer shall indemnify and hold harmless Seller against and in respect to any and all claims, losses, obligations, liabilities, damages, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) from any third party arising out of, in connection with or based upon the ownership, operation or use of the Property on or after the Closing Date.

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15.       Default. If either Buyer or Seller defaults in the performance of its obligations under this Contract within the time periods specified and such default is not cured within thirty (30) days after the defaulting party receives notice of such default, then:

(a)       if Buyer is the party in default, then Seller may terminate this Contract, receive the Earnest Money, and thereafter neither party will have any further obligations hereunder except for the indemnification set forth herein; and

(b)       if Seller is the party in default, then Buyer may (i) terminate this Contract and thereafter neither party will have any further obligations hereunder except for the indemnification set forth herein, or (ii) receive the earnest money and pursue any other remedy available at law, in equity or by statute, including, without limitation, the right of specific performance.

16.       Notices. Any notice or consent authorized or required by this Contract shall be in writing and (i) delivered personally, (ii) sent postage prepaid by certified mail, return receipt requested, or (iii) sent by a nationally recognized overnight carrier that guarantees next day delivery directed to the other party at the address set forth in this Paragraph or such other address as may be designated by either Buyer or Seller by notice given from time to time in accordance with this Paragraph.

To Buyer:	_________________
_________________
_________________
Attention: _________________

With Copy to:	Thomas C. Marks, Esq.
Miller, Griffin & Marks, P.S.C.
271 W. Short Street, Suite 600
Lexington, Kentucky 40507

To Seller:	IMAC Holdings, Inc.
1605 Westgate Circle
Brentwood, TN 37027

With Copy to:	IMAC Holdings, Inc. attn: Legal
2725 James Sanders Blvd.
Paducah, KY 42001

Notice delivered pursuant to subsection (i) of this Paragraph shall be deemed received upon completion of personal delivery. Notice given pursuant to (ii) and (iii) of this Paragraph shall be deemed delivered when placed in the hands of the appropriate carrier for delivery to recipient.

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17.       Real Estate Commission. Buyer and Seller each warrant and represent that _________________ is entitled to a commission or fee resulting from the transaction contemplated by this Contract in the amount of three percent (3%) of the Purchase Price which shall be paid by Seller pursuant to the terms of a separate Commission Agreement. As to any other real estate commission, then (a) Seller shall be solely responsible for and shall pay any real estate commissions which may be payable as a result of its actions and shall indemnify and hold Buyer harmless from and against all claims, damages and causes of action resulting therefrom and (b) Buyer shall be solely responsible for and shall pay all real estate commissions which may be payable as a result of its actions and shall indemnify and hold Seller harmless from and against all claims, damages and causes of action resulting therefrom.

18.       Good Faith. The respective parties agree to work in good faith with each other and shall diligently endeavor in a timely fashion to consummate the sale contemplated by this Contact on or before the Closing Date.

19.       Confidentiality. The Parties agree to keep confidential all discussions, the proposed sale of the Property, the Deliveries or other material aspects with respect to the transactions contemplated by this Contract, except for necessary disclosure to partners, employees, accountants, attorneys, lenders and consultants of the Parties. No public announcements concerning the Contract or the transaction contemplated herein shall be made by any Party without the consent of the other Parties.

20.       Successors and Assigns. This Contract shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

21.       Survival. Except for those terms, covenants and conditions which have been duly performed prior to the Closing Date, the terms, covenants, conditions, provisions, agreements, representations and warranties contained in this Contract shall not merge into the Deed and shall survive the Closing of this Contract for a period of one (1) year, except for the provision contained in Paragraph 14 which shall survive the Closing and delivery of the Deed.

22.       Time of the Essence. Time is of the essence for this Contract.

23.       Entire Agreement. This Contract (including all exhibits attached hereto) contains the entire agreement between Buyer and Seller with respect to the subject matter hereof and supersedes all prior understandings with respect thereto and may be amended only by written agreement signed by both Buyer and Seller.

24.       Governing Law. This Contract shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

25.       Headings/Drafting. The paragraph headings used herein are for convenience purposes only and do not constitute matters to be construed in interpreting this Contract. This Contract was drafted by Seller for convenience purposes only and shall not be construed for or against Buyer on such basis.

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26.       Assignment. Buyer may assign this Contract to a limited liability company or other entity provided that such entity is managed by some combination of _________________. Any other assignment by Buyer shall require the consent of Seller which shall not be unreasonably withheld, conditioned or delayed.

27.       Severance Clause. If any covenant or clause or portion thereof be deemed unenforceable by statute or by court decision, then only that portion which is so declared unenforceable shall be unenforceable and the remainder of this Contract shall survive in full force and effect.

28.       Attorney Fees. If litigation arises out of or in connection with this Contract between the Buyer and Seller, the prevailing party shall be entitled to recover its attorney’s fees from the other party.

29.       Disclosure. _________________ who is a Kentucky licensed real estate broker is the owner of _________________ which is the Buyer under this Contract.

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IN WITNESS WHEREOF, Seller and Buyer, acting by and through their duly authorized representatives, duly executed this Contract as of the date first set forth above.

SELLER:	IMAC HOLDINGS, INC. a Delaware corporation

By:
Title:

BUYER:	_________________, a Kentucky limited liability company

By:
Title:

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